EXECUTION COPY
EXHIBIT 4.4
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE RATABLE BENEFIT OF SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER WITH RESPECT TO THE SECOND LIEN COLLATERAL (AS DEFINED IN THE INTERCREDITOR AGREEMENT DESCRIBED BELOW), ARE SUBJECT TO THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT WITH RESPECT TO THE SECOND LIEN COLLATERAL, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL. SEE SECTION 7.10.
SECURITY AGREEMENT
     THIS SECURITY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), dated as of March 29, 2007, is made by STERLING CHEMICALS, INC., a Delaware corporation (the “Company”), STERLING CHEMICALS ENERGY, INC., a Delaware corporation (“Energy”), and each other Person (such capitalized term and all other capitalized terms not otherwise defined herein shall have the meanings provided for or incorporated by reference in Article I below) that may from time to time become, pursuant to the terms of the Indenture, a party to this Agreement (each such Person and Energy individually a “Guarantor” and, together with all such other Persons and Energy, collectively, the “Guarantors” and, together with the Company, the “Grantors”), in favor of U. S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (together with its successors and assigns in such capacity, the “Collateral Agent”).
RECITALS:
     A. Pursuant to an Indenture, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”), among the Company, Energy and U.S. Bank, as Collateral Agent and as trustee (in such capacity, the “Trustee”), the Company has issued $150,000,000 of its 10 1/4% Senior Secured Notes due 2015 (together with any additional notes and any exchange notes that may be issued by the Company from time to time thereunder and any other 10 1/4% Senior Secured Notes due 2015 issued in replacement or substitution therefor, the “Notes”).
     B. Pursuant to an Amended and Restated Revolving Credit Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, Energy, the various financial institutions as are, or may from time to time become, parties thereto (the “Lenders”), and The CIT Group/Business Credit, Inc, as administrative agent (the “Administrative Agent”), the Lenders and the Issuer (as defined therein) have extended commitments to make credit extensions to the Company and Energy.

     C. The Collateral Agent and the Administrative Agent have entered into that certain Intercreditor Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Intercreditor Agreement”), which agreement, among other things, sets forth, as between the Collateral Agent and the Administrative Agent, the relative priority of their respective Liens on the Second Lien Collateral (as defined therein) and their rights with respect thereto.
     D. Each Grantor desires to secure its Obligations under the Indenture, the Notes, the Note Guarantees and each other Indenture Document to which it is a party (collectively, the “Secured Obligations”) by granting to the Collateral Agent, for the benefit of the Secured Parties, Liens on the Collateral as set forth herein.
     E. As a condition precedent to the issuance of the Notes by the Company under the Indenture, each Grantor is required to execute and deliver this Agreement.
     F. Each Grantor has duly authorized the execution, delivery and performance of this Agreement.
     G. It is in the best interest of each Grantor to execute this Agreement inasmuch as such Grantor will derive substantial direct and indirect benefits from the Notes issued from time to time to by the Company pursuant to the Indenture.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce (i) the Holders to make an investment in the Notes and (ii) U.S. Bank to act as Trustee and Collateral Agent under the Indenture Documents in such capacities, each Grantor jointly and severally agrees, for the benefit of each Secured Party, as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Agreement or the Schedules attached hereto, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
     “Administrative Agent” is defined in recital B.
     “Agreement” is defined in the preamble.
     “CFC” means a controlled foreign corporation (as that term is defined in the Internal Revenue Code of 1986, as amended).
     “Collateral” is defined in Section 2.1.

     “Collateral Agent” is defined in the preamble.
     “Company” is defined in the preamble.
     “Computer Hardware and Software Collateral” means:
     (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;
     (b) all software programs (including both source code, object code and all related applications and data files), whether now owned, licensed or leased or hereafter acquired by any Grantor, designed for use on the computers and electronic data processing hardware described in clause (a) above;
     (c) all firmware associated therewith;
     (d) all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and
     (e) all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.
     “Control Agreement” means a control agreement, in form and substance reasonably satisfactory to (a) if the Intercreditor Agreement is then outstanding at the time of the execution of such control agreement, the First Lien Agent (as defined in the Intercreditor Agreement) and (b) if the Intercreditor Agreement is not then outstanding, the Collateral Agent, which agreement is executed and delivered by (i) the applicable Grantor, (ii) (A) if the Intercreditor Agreement is then outstanding at the time of the execution of such control agreement, the First Lien Agent for the benefit of the First Lien Secured Parties (as defined in the Intercreditor Agreement) and the Collateral Agent for the benefit of the Secured Parties or (B) if the Intercreditor Agreement is not then outstanding, the Collateral Agent for the benefit of the Secured Parties, and (iii) the applicable (A) securities intermediary with respect to a Securities Account of such Grantor or (B) bank with respect to a Deposit Account of such Grantor.
     “Copyright Collateral” means all copyrights of each Grantor, whether statutory or common law, registered or unregistered, now or hereafter in force in the United States including all of such Grantor’s right, title and interest in and to all copyrights registered in the United States Copyright Office, and all applications for registration thereof, whether pending or in preparation, all copyright licenses in the United States, the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto, all extensions and renewals of any thereof and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.
     “Credit Agreement’’ is defined in recital B.
     “Energy” is defined in the preamble.
     “Excluded Collateral” means, collectively:
     (a) the Capital Stock of any Subsidiary of a Grantor that is a CFC or an Unrestricted Subsidiary;
     (b) assets subject to Permitted Liens described in clause (20) of the definition thereof so long as the Indebtedness secured thereby otherwise prohibits any other Liens thereon; and
     (c) any General Intangibles or other rights arising under any contract, instrument, license or other document as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction (other than to the extent that any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity) on such grant in favor of the Person(s) (other than such Grantor) obligated on such contract, instrument, license or other document, unless and until any required consents shall have been obtained.
     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Grantors” is defined in the preamble.
     “Guarantor” and “Guarantors” are defined in the preamble.
     “Indenture” is defined in recital A.
     “Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.
     “Intercreditor Agreement” is defined in recital C.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Restricted Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any

Indenture Document or (c) the ability of the Company or the Company and the other Grantors, taken as a whole, to perform their Obligations under the Indenture Documents.
     “Lenders” is defined in recital B.
     “Notes” is defined in recital A.
     “Patent Collateral” means:
     (a) all letters patent and applications for letters patent in the United States, including all patent applications in preparation for filing in the United States;
     (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);
     (c) all patent licenses in the United States; and
     (d) all Proceeds of, and rights associated with, the foregoing (including license royalties and Proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, referred to in clauses (a) or (b) above, and for breach or enforcement of any patent license referred to in clause (c) above.
     “Receivable” means any right to payment for Goods sold, leased or licensed or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
     “Secured Obligations” is defined in recital D.
     “Termination Date” means the earliest to occur of the date on which (a) all Secured Obligations (other than any contingent indemnification or expense reimbursement Obligations that are not then due and payable) have been paid in full in cash; (b) the Company exercises its legal defeasance option or covenant defeasance option described in Section 8.01 of the Indenture; and (c) the satisfaction and discharge of the Indenture occurs in accordance with Section 8.02 thereof.
     “Trademark Collateral” means:
     (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, designs and General Intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a “Trademark”), now existing anywhere in the United States or hereafter adopted or acquired in the United States, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the

United States Patent and Trademark Office or in any office or agency of the United States of America or any State;
     (b) all Trademark licenses in the United States;
     (c) all reissues, extensions or renewals of any of the items described in clauses (a) and (b);
     (d) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) through (c); and
     (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in clauses (a) through (c) above, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any such Trademark license.
     “Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential or proprietary information and know-how used or obtained at any time for use in the business of any Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.
     “Trustee” is defined in recital A.
     “U.C.C.” means the Uniform Commercial Code in effect in the State of New York, as the same may be amended from time to time.
     SECTION 1.2. Indenture Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement or any Schedule hereto, including its preamble and recitals, have the meanings provided in the Indenture.
     SECTION 1.3. U.C.C. Definitions. Unless otherwise defined herein, the following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used in this Agreement and each Schedule hereto as so defined: Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, General Intangible, Good, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Proceeds, Record, Supporting Obligation and Tangible Chattel Paper.
ARTICLE II
SECURITY INTEREST

     SECTION 2.1. Grant of Security. Each Grantor hereby assigns, pledges, hypothecates, charges, delivers and transfers to the Collateral Agent, for its benefit and the benefit of each of the Secured Parties, and hereby grants to the Collateral Agent, for its benefit and the benefit of each of the Secured Parties, a continuing security interest in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter existing or acquired by such Grantor (the “Collateral”):
     (a) all Accounts and all books, other Records and Proceeds with respect thereto;
     (b) all Chattel Paper (including without limitation all Tangible Chattel Paper and Electronic Chattel Paper) and all books, other Records and Proceeds with respect thereto;
     (c) all Deposit Accounts (including all deposits and investments therein and all earnings thereon), and all books, other Records and Proceeds with respect thereto;
     (d) all Documents and all books, other Records and Proceeds with respect thereto;
     (e) all General Intangibles and all books, other Records and Proceeds with respect thereto;
     (f) all Inventory and all books, other Records and Proceeds with respect thereto;
     (g) all Goods and all books, other Records and Proceeds with respect thereto;
     (h) all Instruments and all books, other Records and Proceeds with respect thereto;
     (i) all Intellectual Property Collateral and all books, other Records and Proceeds with respect thereto;
     (j) all Investment Property and all books, other Records and Proceeds with respect thereto;
     (k) all Letter-of-Credit Rights and all books, other Records and Proceeds with respect thereto;
     (l) all Equipment and all books, other Records and Proceeds with respect thereto;
     (m) all Receivables not otherwise described above and all books, other Records and Proceeds with respect thereto; and

     (n) all Supporting Obligations and all books, other Records and Proceeds with respect thereto.
Notwithstanding the foregoing, the “Collateral” shall not include any Excluded Collateral. Each Grantor agrees to use commercially reasonable efforts to obtain any such required consent with respect to any material item described in clause (c) of the definition of the term “Excluded Collateral”.
     SECTION 2.2. Security for Secured Obligations. This Agreement secures the payment in cash in full of all Secured Obligations.
     SECTION 2.3. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall:
     (a) remain in full force and effect until the Termination Date;
     (b) be binding upon each Grantor, its successors, transferees and assigns; and
     (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and each other Secured Party.
Without limiting the generality of the foregoing clause (c), any Holder may assign or otherwise transfer (in whole or in part) any Note held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Holder under any Indenture Document or otherwise, subject, however, to any contrary provisions in such assignment or transfer of the Indenture. Upon the sale, transfer or other disposition of Collateral in accordance with the Indenture, the security interests granted herein shall automatically terminate with respect to such Collateral, but not the Proceeds thereof. Additionally, upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 4.23 of the Indenture and the Collateral Agent’s receipt of a written request from the Company for the release of the Capital Stock issued by such Unrestricted Subsidiary from the Lien created hereunder, the Collateral Agent shall promptly release such Lien, provided that no Default then exists and the Lien created hereunder encumbering all other Collateral shall remain in full force and effect. Subject to the last sentence of this Section 2.3, this Agreement (other than the indemnification and expense reimbursement provisions set forth in Section 6.3 and any other contingent indemnification or expense reimbursement Obligations expressly provided for herein or in any other Indenture Document to survive the Termination Date) and the security interest granted herein shall terminate and all rights to the Collateral shall revert to each Grantor on the Termination Date. Upon any sale, transfer, disposition or termination described in any of the three immediately preceding sentences, the Collateral Agent will, at the applicable Grantor’s sole expense, execute and deliver to such Grantor, without any representations, warranties or recourse, such documents as such Grantor may reasonably request to evidence such termination, release or reassignment. Notwithstanding anything to the contrary contained herein or in any other Indenture Document, each Grantor agrees that: (i) to the extent that, after the Termination Date shall have occurred, any payment or any part thereof in respect of any Secured Obligation is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then the Lien and security interest in the Collateral created hereunder shall be revived, reinstated and continued in full force and effect, as if said payment had not been made; and (ii) the Lien and security interest in the Collateral created hereunder shall not be released or discharged by any payment to the Collateral Agent or any Secured Party from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.
     SECTION 2.4. Grantor Remains Liable. Anything herein to the contrary notwithstanding:
     (a) each Grantor will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed;
     (b) the exercise by the Collateral Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and
     (c) neither the Collateral Agent nor any other Secured Party will have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor will the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
     SECTION 2.5. Security Interest Absolute. All rights of the Collateral Agent and the security interests granted to the Collateral Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of:
     (a) any lack of validity or enforceability of any Indenture Document;
     (b) the failure of any Secured Party
     (i) to assert any claim or demand or to enforce any right or remedy against the Company, any Guarantor or any other Person under the provisions of any Indenture Document or otherwise or
     (ii) to exercise any right or remedy against any guarantor of, or collateral securing, any Secured Obligations;
     (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligations;

     (d) any reduction, limitation, impairment or termination of any Secured Obligations for any reason (other than the repayment in full and in cash of all Secured Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise;
     (e) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of any Indenture Document;
     (f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral) or any amendment to or waiver or release of or addition to or consent to departure from any guaranty for any of the Secured Obligations; or
     (g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Company, any surety or any guarantor (including any Guarantor).
     SECTION 2.6. Postponement of Subrogation, etc. Each Grantor hereby agrees that it will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise, until the Termination Date. Any amount paid to any Grantor on account of any payment made hereunder prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Collateral Agent for the benefit of the Secured Parties and credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Indenture; provided, however, that if:
     (a) such Grantor has made payment to the Collateral Agent for the benefit of the Secured Parties of all or any part of the Secured Obligations; and
     (b) the Termination Date has occurred,
     each Secured Party agrees that, at the requesting Grantor’s request, the Collateral Agent, on behalf of the Secured Parties, will execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of an interest in the Secured Obligations resulting from such payment by such Grantor. In furtherance of the foregoing, prior to the Termination Date, each Grantor shall refrain from taking any action or commencing any proceeding against the Company or any other Grantor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Agreement to the Collateral Agent or any other Secured Party.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     SECTION 3.1. Representations and Warranties. Each Grantor represents and warrants to each Secured Party as set forth in this Article III and Schedule I hereto.
     SECTION 3.2. Location of Collateral, etc. All of the Equipment, Inventory and Deposit Accounts of such Grantor are respectively located at the places specified in Item 3 of Schedule I hereto. None of the Equipment or Inventory has, within the four months preceding (a) in the case of the Company or Energy, the date of this Agreement and (b) in the case of any other Grantor, the date of the supplement pursuant to which it became a party hereto, if then owned by such Grantor, been located at any place other than the places specified in Item 3 of Schedule I hereto. The principal place of business and chief executive office of such Grantor and the office where such Grantor keeps its Records concerning the Receivables, and all originals of all Chattel Paper which evidence Receivables, are located at the address set forth in Item 3 of Schedule I hereto. Such Grantor has no trade names other than those specified in Item 1(d) of Schedule I hereto. During the four months preceding such date, such Grantor has not been known by any legal name different from the one set forth on Item 1(a) of Schedule I hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item 1(c) of Schedule I hereto. All Receivables evidenced by a promissory note or other Instrument, negotiable document or Chattel Paper have been duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent and delivered and pledged to the Collateral Agent pursuant to Section 4.6. Such Grantor is not a party to any Federal, State or local government contract except as set forth in Item 13 of Schedule I hereto.
     SECTION 3.3. Ownership, No Liens, etc. Such Grantor owns its Collateral free and clear of any Lien, except for the security interest created by this Agreement and Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Agreement or as have been filed in connection with Permitted Liens.
     SECTION 3.4. Possession and Control. Such Grantor has exclusive possession and control of its Equipment and Inventory except where the absence of possession and control results from actions of such Grantor in the ordinary course of business.
     SECTION 3.5. Negotiable Documents, Instruments and Chattel Paper. Such Grantor has, prior to or contemporaneously herewith, delivered to the Collateral Agent possession of all originals of all negotiable documents, Instruments and Chattel Paper currently owned or held by such Grantor (duly endorsed in blank, if requested by the Collateral Agent).
     SECTION 3.6. Intellectual Property Collateral. With respect to any Intellectual Property Collateral owned by such Grantor the loss, impairment or infringement of which could reasonably be expected to have a Material Adverse Effect:

     (a) such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part;
     (b) such Intellectual Property Collateral is valid and enforceable;
     (c) such Grantor has made all necessary filings to record its ownership of the registrations and applications included in such Intellectual Property Collateral in the United States Patent and Trademark Office and the United States Copyright Office, as applicable;
     (d) such Grantor is the owner of the unencumbered right, title and interest in and to such Intellectual Property Collateral (except for (i) Liens created under the Indenture Documents, (ii) Permitted Liens, and (iii) rights of licensees under licenses of such Intellectual Property Collateral in the ordinary course of business) and no claim has been made that the use of such Intellectual Property Collateral does or may violate the asserted rights of any third party except for claims that could not reasonably be expected to have a Material Adverse Effect; and
     (e) such Grantor has performed all acts and has paid all required fees and Taxes required to maintain the registrations and applications filed with respect to any such Intellectual Property Collateral that is used in and material for, or necessary to, such Grantor’s business.
Each Grantor owns directly or is entitled to use by license or otherwise, all Patents, Trademarks, Trade Secrets, Copyrights, licenses, technology, know-how, processes and rights with respect to any of the foregoing that are used in and material for, or necessary to, the conduct of such Grantor’s business as currently conducted.
     SECTION 3.7. Validity, etc. This Agreement creates a valid security interest in and Lien on all Collateral, and, upon the taking of the actions described in Section 3.8(b), such Lien will be senior to all Liens (other than Permitted Liens described in clauses (2), (6), (7), (8), (9), (10), (11), (12), (13), (16), (17), (20), (21), (22), (23), (24), (25), (28) and (29) of the definition thereof).
     SECTION 3.8. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no material authorization, material approval or other action by, and no material notice to or material filing with, any Governmental Authority or regulatory body is required either (a) for the grant by such Grantor of the security interest granted hereby, the pledge by such Grantor of any Collateral pursuant hereto or for the execution, delivery and performance of this Agreement by such Grantor or (b) except for the filing of appropriate financing statements with the proper filing office in the appropriate jurisdictions under applicable law to perfect the security interest of the Collateral Agent in the Collateral and such recordings and registrations as may be required under the trademark, copyright, and patent laws of the United States and any other jurisdictions where such Grantor owns Intellectual Property Collateral, for the perfection of or the exercise by the Collateral Agent of its rights and remedies hereunder.

     SECTION 3.9. Due Authorization; Enforceability. Each of this Agreement and each other Collateral Document to which a Grantor is a party has been duly authorized and validly executed and delivered by such Grantor and constitutes a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought..
     SECTION 3.10. No Conflicts. Other than as described in the Offering Circular, neither the execution, delivery or performance of this Agreement or any other Collateral Document nor the consummation of any transactions contemplated herein or therein by any Grantor will:
     (a) contravene any (i) organic documents of such Grantor, (ii) material agreement or indenture binding on or affecting such Grantor (other than such defaults which may arise under that certain indenture, dated as of December 19, 2002 governing the Existing Notes (the “Existing Indenture”), and the mortgages, deeds of trust and other security agreements, documents or instruments executed or delivered in connection therewith as a result of the granting of liens pursuant to the Collateral Documents, which defaults, in any event, will not mature into an Event of Default (as defined in the Existing Indenture) for a period of at least 30 days from the Issue Date), (iii) court decree or order binding on or affecting such Grantor or (iv) law or governmental regulation binding on or affecting such Grantor; or
     (b) result in, or require the creation or imposition of, any Lien on any of such Grantor’s assets or properties (except as contemplated by the Collateral Documents or except for any Permitted Liens).
     SECTION 3.11. Compliance with Laws. Such Grantor is in compliance with the requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every Governmental Authority, the non-compliance with which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to materially adversely affect the value of the Collateral.
     SECTION 3.10. Commercial Tort Claims. On the Issue Date, no Grantor has any rights in any Commercial Tort Claim.
ARTICLE IV
COVENANTS
     SECTION 4.1. Certain Covenants. Each Grantor covenants and agrees that, at all times prior to the Termination Date, such Grantor will, unless the Collateral Agent (acting at the direction of such of the Holders as may be required by the Indenture) shall otherwise consent in writing, perform, comply with and be bound by the obligations set forth in this Article IV.

     SECTION 4.2. As to Equipment and Inventory. Such Grantor hereby agrees that it will:
     (a) keep all the Equipment and Inventory (other than Inventory sold in the ordinary course of business) at the places therefor specified in Section 3.2 or, upon 30 days’ prior written notice to the Collateral Agent, at such other places in a jurisdiction where all representations and warranties set forth in Article III shall be true and correct in all material respects, and all action required pursuant to the first sentence of Section 4.6 shall have been taken with respect to the Equipment and Inventory;
     (b) cause the Equipment to be maintained and preserved in its existing condition, ordinary wear and tear excepted, or in the case of any loss or damage to any of the Equipment that is material to the operations of any Grantor, as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable to such end; and promptly furnish to the Collateral Agent a statement respecting any loss or damage to any of the Equipment in excess of $1,250,000 per occurrence; and
     (c) pay when due all Taxes, assessments and governmental charges imposed upon, and all claims (including claims for labor, materials and supplies) against the Equipment and Inventory, except to the extent the validity thereof is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside.
     SECTION 4.3. As to Receivables. (a) Such Grantor will: (i) keep its chief executive office and the office(s) where it keeps its Records concerning the Receivables, and all originals of all Chattel Paper which evidences Receivables (other than Chattel Paper delivered to the Collateral Agent pursuant to Section 3.5 or Section 4.6(a)), located at the address(es) set forth in Section 3.2 and shall keep its other places of business at the addresses set forth in Section 3.2, or, upon 10 days’ prior written notice to the Collateral Agent, at such other locations in a jurisdiction where all actions required by the first sentence of Section 4.6 shall have been taken with respect to the Receivables and such other Collateral; (ii) not change its name, corporate identity, jurisdiction of organization or federal taxpayer identification number except upon 10 days’ prior written notice to the Collateral Agent; (iii) hold and preserve such Records concerning the Receivables; and (iv) permit representatives of the Collateral Agent, at reasonable times and intervals and upon reasonable notice during normal business hours to inspect (and photocopy extracts from) such Records.
     (b) Such Grantor shall have the right to collect, demand, receive, receipt for, sue for, compound and give acquittances for any and all amounts due or to become due on Receivables and settle and adjust disputes and claims with its customers and account debtors, handle returns and recoveries and grant discounts, credits and allowances with respect to Receivables in the ordinary course of business so long as no Event of Default shall have occurred and be continuing.
     (c) The Grantors, both individually and collectively, shall not maintain, on or after the date that is 30 days following the Issue Date, any Deposit Account or Securities Account

having an average closing balance in the aggregate for all such accounts in excess of $2,750,000 for any five (5) consecutive Business Day period unless the applicable Grantor and the applicable depository or securities intermediary, as the case may be, shall have entered into a Control Agreement governing such Deposit Account or Securities Account, as the case may be, in order to cause the Collateral Agent to have control thereof.
     (e) Such Grantor will not create any Chattel Paper without placing a legend on such Chattel Paper acceptable to the Collateral Agent indicating that the Collateral Agent has a security interest in such Chattel Paper.
     SECTION 4.4. As to Collateral. (a) Until the occurrence and continuance of an Event of Default, and such time as the Collateral Agent shall notify such Grantor of the revocation of such power and authority, such Grantor (i) may in the ordinary course of its business (except to the extent prohibited under any Indenture Document) at its own expense, refine, process, store, transport, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business (except to the extent prohibited under the Indenture or any other Indenture Document), any raw materials, including work in process or materials normally held by such Grantor for such purpose, (ii) will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any Collateral, including the taking of such action with respect to such collection as the Collateral Agent may reasonably request upon the occurrence and during the continuance of an Event of Default or, in the absence of such request, as such Grantor may deem advisable, (iii) may grant, in the ordinary course of business (except to the extent prohibited under any Indenture Document), to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral, and (iv) may issue licenses to third-parties with respect to Trademarks, Patents, Copyrights, and Trade Secrets in the ordinary course of business. The Collateral Agent, however, may, at any time upon the occurrence and during the continuance of an Event of Default, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of the Collateral Agent, subject with respect to any Collateral constituting Second Lien Collateral, to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, such Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder.
     (b) Following the occurrence and during the continuance of an Event of Default, the Collateral Agent shall be authorized to endorse, in the name of such Grantor, any item, howsoever received by the Collateral Agent, representing any payment on or other Proceeds of any of the Collateral.

     SECTION 4.5. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral of such Grantor:
     (a) such Grantor will not (i) do any act, or omit to do any act, whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) permit any of its licensees to, (A) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral, (C) fail to employ, consistent with past practice, all of the Trademark Collateral registered with any Federal or State authority with an appropriate notice of such registration, (D) adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of the Trademark Collateral unless such other Trademark is subject to the Collateral Agent’s Lien hereunder, or (E) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in any such case, such Grantor shall either (x) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Collateral Agent) that any of the relevant Intellectual Property Collateral is not of material economic value to such Grantor, or (y) in the exercise of its reasonable business judgment determines to do otherwise;
     (b) such Grantor shall notify the Collateral Agent as soon as practicable if it knows, or has reason to know, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable other than upon the natural expiration of protective periods under applicable law, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any U.S. court) regarding such Grantor’s ownership of any material item of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;
     (c) unless such Grantor shall otherwise determine in the exercise of its reasonable business judgment, such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, any material item of the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and Taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clauses (a) and (b)); and

     (e) such Grantor will, (i) as soon as practicable (and in any event within thirty (90) days) after such Grantor obtains any material item of Intellectual Property Collateral that is the subject of a registration or application in the United States Patent and Trademark Office or in the United States Copyright Office, notify the Collateral Agent of the acquisition of such Intellectual Property and, (ii) execute and deliver to the Collateral Agent notice(s) to be filed with the United States Patent and Trademark Office or United States Copyright Office, as applicable, with respect to the security interest granted by this Agreement in such Intellectual Property Collateral, together with any other documents as may be necessary or required to acknowledge or register or perfect the Collateral Agent’s interest in any such item of Intellectual Property Collateral, each of which notices and other documents shall be in form and substance reasonably satisfactory to the Collateral Agent.
     SECTION 4.6. Further Assurances, etc. Such Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action (including the filing of any Uniform Commercial Code continuation statements), that may be necessary or that the Collateral Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor will:
     (a) if any Receivable (excluding any Receivable with respect to which the payment owed to such Grantor (other than by the Company or any Subsidiary thereof) does not exceed $550,000) shall be evidenced by a promissory note or other Instrument, negotiable document or Chattel Paper, deliver and pledge to the Collateral Agent hereunder such promissory note, Instrument, negotiable document or Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent;
     (b) take such actions as are reasonably requested by the Collateral Agent in order to allow the Collateral Agent to obtain control with respect to all Collateral consisting of (i) Letter-of-Credit Rights and (ii) Electronic Chattel Paper;
     (c) authorize, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or as the Collateral Agent may reasonably request to effectuate the foregoing and provide copies of the same to the Collateral Agent; and
     (d) furnish to the Collateral Agent, from time to time at the Collateral Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

With respect to the foregoing and the grant of the security interest hereunder, such Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, which may describe the Collateral of such Grantor as “all assets of the Debtor (other than Excluded Collateral (as defined in that certain Security Agreement, dated as of March 29, 2007, among, inter alia, the Debtor and the Secured Party))” or “all personal property of the Debtor (other than Excluded Collateral (as defined in that certain Security Agreement, dated as of March 29, 2007, among, inter alia, the Debtor and the Secured Party))”. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.
     SECTION 4.7. Insurance. Each Grantor will:
     (a) comply with Section 4.05(b) of the Indenture; and
     (b) without limiting the foregoing, all insurance policies required pursuant to the immediately preceding clause (a), the Company and its Restricted Subsidiaries shall list the Collateral Agent on behalf of the applicable Secured Parties as mortgagee or loss payee (in the case of property insurance), or additional insured (in the case of liability insurance), as applicable, and provide that the applicable insurer shall endeavor to provide to the Collateral Agent at least thirty (30) days prior written notice of cancellation, reduction in amount or material change in coverage thereof or any portion thereof, and the Company shall provide the Collateral Agent with copies of such policies or certificates of insurance evidencing the same within 10 Business Days of the date hereof.
     SECTION 4.8. Commercial Tort Claims. If any Grantor obtains an interest in any Commercial Tort Claim with a potential value in excess of $100,000, such Grantor shall within 30 days of obtaining such interest sign and deliver a supplement to this Agreement and file an amendment to an existing effective financing statement filed in favor of the Collateral Agent or file a new financing statement, in each case, describing such Commercial Tort Claim, in each case, to the extent necessary to grant and perfect a security interest in favor of the Collateral Agent in and to such Commercial Tort Claim.
ARTICLE V
THE COLLATERAL AGENT
     SECTION 5.1. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent as such Grantor’s attorney-in-fact, with full authority, subject with respect to any Collateral constituting Second Lien Collateral, to the terms of the Intercreditor Agreement, in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion, upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

     (a) to ask, demand, collect, sue for, recover, compromise and receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
     (b) to receive, endorse and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above;
     (c) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; and
     (d) to perform the affirmative obligations of such Grantor hereunder (including all obligations of such Grantor pursuant to Section 4.6).
Such Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.
     SECTION 5.2. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and any expense of the Collateral Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.3.
     SECTION 5.3. Collateral Agent Has No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for:
     (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not the Collateral Agent has or is deemed to have knowledge of such matters; or
     (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
     SECTION 5.4. Action Under Agreement. The Collateral Agent shall not be obligated to take any action under this Agreement except for the performance of such duties as are specifically set forth herein. The Collateral Agent shall take any action hereunder which is requested by the Trustee and which is not inconsistent with or contrary to the provisions of this Agreement, the Indenture or the Intercreditor Agreement; provided, that the Collateral Agent shall not amend or waive any provision of this Agreement except in accordance with Section 7.2 hereof. At any time when an Event of Default shall have been given and shall be outstanding, the Collateral Agent shall, subject with respect to any Collateral constituting Second Lien Collateral, to the terms of the Intercreditor Agreement, exercise or refrain from exercising all such rights, powers and remedies as shall be available to it hereunder in accordance with any written instructions received from the Trustee. The Collateral Agent shall have the right to decline to follow any such direction if the Collateral Agent, being advised by counsel, determines that the directed action is not permitted by the terms of this Agreement, the Indenture or the Intercreditor Agreement, may not lawfully be taken or would involve it in personal liability, and the Collateral Agent shall not be required to take any such action unless any indemnity which is required hereunder in respect of such action has been provided. The Collateral Agent may rely on any such direction given to it by the Trustee and shall be fully protected, and shall under no circumstances (absent the gross negligence and willful misconduct of the Collateral Agent) be liable to any of the Grantors, any of the Holders or any other Person for taking or refraining from taking action in accordance therewith. Absent written instructions from the Trustee (a) at a time when an Event of Default shall be outstanding or (b) in the case of an emergency in order to protect any of the Collateral, the Collateral Agent may, subject with respect to any Collateral constituting Second Lien Collateral, to the terms of the Intercreditor Agreement, take, but shall have no obligation to take, any and all such actions hereunder or otherwise as it shall deem to be in the best interests of the Holders. Except as provided in the preceding sentence, in the absence of written instructions (which may relate to the exercise of specific remedies or to the exercise of remedies in general) from the Trustee, the Collateral Agent shall not exercise remedies available to it hereunder with respect to the Collateral or any part thereof.
     SECTION 5.5. Reasonable Care. The Collateral Agent agrees to use reasonable care in the custody and preservation of any of the Collateral in its possession in accordance with Section 9-207 of the U.C.C.; provided, that (a) the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property, and (b) it is understood that the Collateral Agent shall have no responsibility for taking any necessary steps to preserve rights against prior parties with respect to the Collateral.
ARTICLE VI
REMEDIES
     SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing, subject with respect to any Collateral constituting Second Lien Collateral, to the terms of the Intercreditor Agreement:
     (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. (whether or not the U.C.C. applies to the affected Collateral) and also may
     (i) require each Grantor to, and such Grantor hereby agrees that it will, at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties, and
     (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of such Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     (b) All cash Proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral shall (i) be applied in accordance with Section 6.10 of the Indenture and (ii) thereafter, to the extent that any such Proceeds remain, continue to be held by the Collateral Agent as additional collateral security and applied to any outstanding Secured Obligations in accordance with the preceding clause (i) until the Termination Date, after which such remaining cash Proceeds shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.
     (c) The Collateral Agent may
     (i) transfer all or any part of the Collateral into the name of the Collateral Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder,
     (ii) notify the parties obligated on any of the Collateral to make payment to the Collateral Agent of any amount due or to become due thereunder,
     (iii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,
     (iv) endorse any checks, drafts or other writings in such Grantor’s name to allow collection of the Collateral,
     (v) take control of any Proceeds of the Collateral and

     (vi) execute (in the name, place and stead of such Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.
The Collateral Agent shall notify the applicable Grantor promptly after it exercises any right or rights pursuant to this Section 6.1(c) with respect to Collateral of such Grantor; provided, that any failure to provide such notice shall not in any way prejudice any such exercise of any right or rights.
     SECTION 6.2. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral) or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.
     SECTION 6.3. Indemnity and Expenses. Each Grantor hereby jointly and severally indemnifies and holds harmless the Collateral Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including enforcement of this Agreement), except claims, losses or liabilities resulting from the Collateral Agent’s gross negligence or willful misconduct and, each Grantor will, upon demand pay (without duplication) to the Collateral Agent the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Collateral Agent may incur, in each case, in connection with:
     (a) the administration of this Agreement;
     (b) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral;
     (c) the exercise or enforcement of any of the rights of the Collateral Agent hereunder; or
     (d) the failure by any Grantor to perform or observe any of the provisions hereof.
ARTICLE VII
MISCELLANEOUS PROVISIONS

     SECTION 7.1. Collateral Document. This Agreement is a Collateral Document executed pursuant to the Indenture and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.
     SECTION 7.2. Amendments; etc. No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Grantor herefrom shall in any event be effective unless the same shall be in writing and signed by (a) subject to Article Nine of the Indenture, the Collateral Agent and (b) such Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     SECTION 7.3. Protection of Collateral. The Collateral Agent may from time to time, at its option, perform any act which each Grantor agrees hereunder to perform and which such Grantor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and the Collateral Agent may from time to time take any other action which the Collateral Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.
     SECTION 7.4. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and addressed, delivered or transmitted, if to any Grantor, at the address or facsimile number of the Company provided for in the Indenture, and, if to the Collateral Agent, at the address or facsimile number provided for in the Indenture, or to any such party at such other address or facsimile number as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. Any notice, (a) if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received, or (b) if transmitted by facsimile or other electronic transmission, shall be deemed given when transmitted (and telephonic or electronic confirmation of receipt thereof has been received, provided that if such confirmation is electronic, it was generated by an affirmative action by or on behalf of the recipient of such notice, as opposed to an automated E-Mail response).
     SECTION 7.5. Headings. The various headings of this Agreement are inserted for convenience only, and shall not affect the meaning or interpretation of this Agreement or any provisions thereof.
     SECTION 7.6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 7.7. Counterparts; Effectiveness. This Agreement may be executed by the parties hereto in several counterparts and by facsimile or other electronic transmission, each of which counterparts shall be deemed to be an original (whether such counterpart is originally executed or a facsimile or other electronic transmission copy of a counterpart that is originally executed) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective as of the date first above written.
     SECTION 7.8. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     SECTION 7.9. Additional Grantors. Upon the execution and delivery by any other Person of an instrument in the form of Annex I hereto, together with each Schedule thereto, such Person shall become a “Grantor” hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
     SECTION 7.10. Intercreditor Agreement.
     (a) The Liens granted hereunder in favor of the Collateral Agent for the benefit of the Secured Parties with respect to any Second Lien Collateral (as defined in the Intercreditor Agreement) and the exercise of any right related thereto thereby shall be subject, in each case, to the terms of the Intercreditor Agreement.
     (b) In the event of any direct conflict between the express terms and provisions of this Agreement and of the Intercreditor Agreement with respect to any Second Lien Collateral, the terms and provisions of the Intercreditor Agreement shall control until the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement) shall have occurred.
     (c) Notwithstanding anything to the contrary herein, any provision hereof that requires any Grantor to (i) deliver any Second Lien Collateral to the Collateral Agent or (ii) provide that the Collateral Agent have control over such Second Lien Collateral may be satisfied by (A) the delivery of such Second Lien Collateral by such Grantor to the First Lien Agent (as defined in the Intercreditor Agreement) for the benefit of the First Lien Secured Parties (as defined in the Intercreditor Agreement) and the Collateral Agent for the benefit of the Secured Parties pursuant to Article V of the Intercreditor Agreement and (B) providing that the First Lien Agent be provided with control with respect to such Second Lien Collateral of such Grantor for the benefit of the First Lien Secured Parties and the Collateral Agent for the benefit of Secured Parties pursuant to Article V of the Intercreditor Agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each party hereto has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GRANTORS:

STERLING CHEMICALS, INC.

By

	Name:	Paul G. Vanderhoven
	Title:	Senior Vice President — Finance and Chief Financial Officer

STERLING CHEMICALS ENERGY, INC.

By

	Name:	Paul G. Vanderhoven
	Title:	Vice President
[Signature Page to Security Agreement]

COLLATERAL AGENT:

U. S. BANK NATIONAL ASSOCIATION, as Collateral Agent, on behalf of the Secured Parties

By
Name:
Title:
[Signature Page to Security Agreement]

SCHEDULE I
to Security Agreement
([NAME OF GRANTOR])
Perfection Information for Grantor
     1. Names and Business Qualifications. (a) The exact legal name (as such names appear in their respective certificates of incorporation), jurisdiction of incorporation and organizational identification number of each Grantor, and each jurisdiction in which such Grantor is qualified to conduct business as a foreign corporation, are as follows:

			Jurisdictions Where
		Organizational	Qualified to Transact
	Jurisdiction of	Identification	Business as a Foreign
Name	Incorporation	Number	Corporation
Sterling Chemicals, Inc.	Delaware	2622672	Texas
Sterling Chemicals Energy, Inc.	Delaware	2196747	Texas
     (b) Set forth below is each other legal name that any Grantor has had in the last five years, together with the date of the relevant change:
Sterling Chemicals Holdings, Inc. merged with and into Sterling Chemicals, Inc. December 6, 2002.
     (c) Except as set forth below, no Grantor has changed its identity or organizational structure in any way within the past five years.
Sterling Chemicals Holdings, Inc. merged with and into Sterling Chemicals, Inc. December 6, 2002.
     (d) The following is a list of all other names (including trade names or similar appellations) used by any Grantor or any of their divisions or other business units at any time during the past five years:
           None.
Schedule I to Security Agreement — Page 1

     2. Taxpayer Identification Numbers. The exact corporate taxpayer identification number of each Grantor is as follows:

Taxpayer Identification
Name	Number
Sterling Chemicals, Inc.	76-0502785
Sterling Chemicals Energy, Inc.	76-0326761
     3. Current Locations. (a) The chief executive office of each Grantor is located at the following address:
333 Clay Street, Suite 3600
Houston, Texas 77002-4109
     (b) The following are all locations where the Grantors maintain any chattel paper or any books or records relating to any accounts receivable:

Name	Office Location
Sterling Chemicals, Inc.	333 Clay Street, Suite 3600 Houston, Texas 77002-4109 201 Bay Street South P. O. Box 1311 Texas City, Texas 77590

Sterling Chemicals Energy, Inc.	333 Clay Street, Suite 3600 Houston, Texas 77002-4109 201 Bay Street South P. O. Box 1311 Texas City, Texas 77590
     (c) The following are all locations where any Grantor maintains any lockbox account, deposit account, securities account or other bank account:

Name, Address and Telephone
Grantor	Number of Bank	Account Number	Contact Person
Sterling Chemicals, Inc.	JPMorgan Chase Bank, N.A.	001-033-16882	Desiree O’Neill
	P.O. Box 2558	Disbursement Acct.
Houston, TX 77252
Schedule I to Security Agreement — Page 2

Name, Address and Telephone
Grantor	Number of Bank	Account Number	Contact Person
	JPMorgan Chase Bank, N.A.	001-018-24317
Receipt Acct — Wires

	JPMorgan Chase Bank, N.A.	001-034-05743
Payroll Acct.

	JPMorgan Chase Bank, N.A.	001-034-13978
General Account

	JPMorgan Chase Bank, N.A.	Lockbox 88852

	JPMorgan Chase Bank, N.A.	063-000-65581
A/P Control Disb. Acct.

	JPMorgan Chase Bank, N.A.	001-034-13945
Money Market Account

	JPMorgan Chase Bank, N.A.	36000164
	601 Travis St; 18th Floor	Overnight Investments
Houston, TX 77002

Sterling	JPMorgan Chase Bank, N.A.	001-018-18459	Desiree O’Neill
Chemicals	P.O. Box 2558	Depository Acct.
Energy, Inc.	Houston, TX 77252

	JPMorgan Chase Bank, N.A.	001-033-17203
Disbursement
     (d) The following is a list of all real property owned or leased by any of the Grantors (identify with respect to each Grantor: the complete address and county of all such real property; whether such property is owned or leased by such Grantor; if such property is leased, the name and complete address of the lessor of such property; the use and approximate value of such property):

	Address and	Nature of real	Lessor’s name
	county of real	property	and address		Approxima
Grantor Name	property	interest	(if applicable)	Use	te value
Sterling Chemicals, Inc.	201 Bay Street South,	Petrochemical Facility	N/A	Manufacture Commodity Petrochemicals	Land - Unknown Plant & Equipment — Unknown Inventory — $68M
Texas City, TX 77590 Galveston County, TX*
Schedule I to Security Agreement — Page 3

	Address and	Nature of real	Lessor’s name
	county of real	property	and address		Approxima
Grantor Name	property	interest	(if applicable)	Use	te value
	333 Clay Street, Suite 3600 Houston, TX 77002 None.	Corporate Office	Brookfield Properties	Corporate Office	N/A
Sterling Chemicals Energy, Inc.			Management, LLC 1200 Smith Street Suite 1200 Houston, TX 77002

*	A portion of this property is leased from Texas City Railroad Company.
     A portion of this property is leased to S&L Cogeneration Company.
     A portion of this property is leased to Praxair Hydrogen Supply, Inc.
     S&L Cogeneration Company, a joint venture between Sterling Chemicals, Inc. and Praxair Energy Resources, Inc. owns the cogeneration facility located at Texas City.
     BP Amoco Chemical Company has an interest in various property and equipment at Texas City, Texas pursuant to the Production Agreement between Sterling and BP Amoco Chemical Company.
     Praxair Hydrogen Supply, Inc. owns a partial oxidation unit at Texas City.
     (e) The following are all the locations (including the addresses) where any Grantor maintains any equipment or inventory not identified above (identify the approximate value of any such equipment or inventory and whether the locations are owned by a Grantor, leased by a Grantor or are public warehouses):

Grantor Name	Equipment	Inventory
Sterling Chemicals, Inc.	One rotor 920EG200 in	None
storage #S-2877
Leased from Hickham
Industries, Inc.
11518 Old La Porte Road LaPorte, TX 77571

One drive Motor
(89908P16MD-1 spare motor)*
Leased from Grayson
Armature Works
1205 S. Witter
Pasadena, TX 77506
Schedule I to Security Agreement — Page 4

Grantor Name	Equipment	Inventory
Sterling Chemicals Energy, Inc.	201 Bay Street South	None
Texas City, TX 77590 -
turbo generator
Approximate value $5M

*	This drive motor is presently at Grayson to be reconditioned and then will be stored there in a controlled environment.
     (f) The following are the names and addresses of all Persons other than any Grantor which have possession of any Grantor’s equipment:
It is a common practice among companies in Texas City to loan minor pieces of equipment for specific needs.
     (g) The following are the names and addresses of all Persons other than any Grantor which have possession of any Grantor’s inventory (explain relationship of such Persons to a Grantor, e.g., consignee, etc.):
None.
     4. Intentionally deleted.
     5. Consigned Inventory. Approximate dollar amount of the Grantors’ inventory consigned to third parties at any time: $0.00
     6. Inventory Located Outside of U.S. Approximate dollar amount of the Grantors’ inventory located outside of the United States at any time: $0.00
     7. Method of Shipment of Inventory. List the methods by which the Grantors’ inventory is shipped to customers (e.g., common carrier, by company owned vehicles, company owned railroad cars, etc.).
Acetic acid barge owned by Sterling Chemicals, Inc.
Railcars owned or leased by Sterling Chemicals, Inc.
Pipelines owned by Sterling Chemicals, Inc. or third parties
Ships and ocean going vessels owned by third parties.
Tank trucks and railcars owned by third parties.
Barges owned by third parties.
     8. Unusual Transactions. Each Grantor’s receivables have been originated by such Grantor and each Grantor’s inventory has been acquired by such Grantor in the ordinary course of its business.
Schedule I to Security Agreement — Page 5

     9. Government Contracts. The Grantors are party to the following Federal, State or local government contracts:
          None.
     10. Patents. Attached as Schedule 10 is a list of the following information with respect to each patent and patent application in which any Grantor has any interest (whether as owner, licensee or otherwise):
     (a) Nature of interest (e.g., owner, licensee, other);
     (b) Description;
     (c) Registration number;
     (d) Issue date (patent) or date of application (patent application); and
     (e) Country of issuance (patent) or country of application (patent application).
     11. Trademarks. Attached as Schedule 11 is a list of the following information with respect to each registered trademark and trademark application in which any Grantor has any interest (whether as owner, licensee or otherwise):
   Registered Trademarks:
     (a) Nature of interest (e.g., owner, licensee, other);
     (b) Registered trademark;
     (c) Registered number;
     (d) Property covered;
     (e) Date of registration;
     (f) Country of registration;
  Trademark Applications:
     (a) Nature of interest (e.g., owner, licensee, other);
     (b) Trademark to which application applies;
     (c) Property covered;
     (d) Date of application; and
Schedule I to Security Agreement — Page 6

          (e) Country of application.
          12. Copyrights. Attached as Schedule 12 is a list of the following information with respect to each copyright and copyright application in which any Grantor has any interest (whether as owner, licensee or otherwise):
     Copyrights:
          (a) Nature of interest (e.g., owner, licensee, other);
          (b) Copyright;
          (c) Copyright number;
          (d) Property covered;
          (e) Date of copyright;
          (f) Docket number; and
          (g) Country of registration.
     Copyright Applications:
          (a) Nature of interest (e.g., owner, licensee, other);
          (b) Copyright to which application applies;
          (c) Property covered;
          (d) Date of application; and
          (e) Country of application.
          13. Investment Property. Attached as Schedule 13 is a list of all securities, instruments and other investment property which are in the name of or beneficially owned by each of the Grantors (identify the issuer, nature of investment property and whether or not evidenced by a certificate).
          14. Material Contract Rights. Attached as Schedule 14 is a list of all other contract rights, franchises and licenses (other than the real property leases listed above) the cancellation or termination of which could be reasonably expected to have a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, or prospects of the Grantor that is a party thereto, (b) the rights and remedies of any Secured Party under any
Schedule I to Security Agreement — Page 7

Indenture Document, or (c) the ability of the Grantor that is a party thereto to perform its obligations under the Indenture Documents.
Schedule I to Security Agreement — Page 8

SCHEDULES TO SCHEDULE I
TO SECURITY AGREEMENT
Schedule 10
Patents and Patent Applications
None

Schedule 11
Trademarks and Trademark Applications
REGISTERED TRADEMARKS

OWNER	COUNTRY	REG. NO.	MARK	GOODS/SERVICE CLASS	REG. DATE
Sterling Chemicals, Inc.	United States	1,568,816	Sterling Chemicals and S. Logo	Manufacturing of Petrochemicals for others — C1.37	11/28/1989

Sterling Chemicals, Inc.	United States	2,110,534	Sterling	Manufacturing of Petrochemicals to the order of others - C1.40	11/4/1997

Sterling Chemicals, Inc.	United States	2,189,412	SM: S Logo	Manufacturing of Petrochemicals to the order of others	9/15/1998

PENDING TRADEMARK APPLICATIONS

OWNER	COUNTRY	APPLICATION NO.	MARK	GOODS/SERVICE CLASS	APPLICATION DATE
None

Schedule 12
Copyrights and Copyright Applications
None

Schedule 13
Investment Property

Certificated
•	107,418 shares of Series “A-1” Preferred Stock of ChemConnect, Inc.	Yes ☑ No ☐

•	50% interest in S&L Cogeneration Company	Yes ☐ No ☑

•	2,500 shares of Common Stock of Primex, Ltd.	Yes ☑ No ☐

•	4,164 shares of Series “A” Preferred Stock of Primex, Ltd.	Yes ☑ No ☐

•	1 share of Series “C” Preferred Stock of Primex, Ltd. (can be converted to Series B which is for prospective dividends for $1,000 per share when board declares dividend from excess reserves)	Yes ☑ No ☐

•	2 shares of common stock of Georgia Gulf Corporation	Yes ☑ No ☐

•	10 shares of common stock of Monsanto Company (being reissued to Sterling in current share amounts by Pfizer Inc.)	Yes ☑ No ☐

•	2 shares of common stock of Chevron Corporation	Yes ☑ No ☐

Schedule 14
Material Contract Rights, Franchises and Licenses
STERLING CHEMICALS, INC.
Material Contracts
1.	Second Amended and Restated Plasticizers Production Agreement dated January 1, 2006 between BASF Corporation and Sterling Chemicals, Inc., as amended.

2.	License Agreement dated August 1, 1986, between Monsanto Company and Sterling Chemicals, Inc.

3.	Second Amended and Restated Production Agreement dated effective as of August 1, 1996, between BP Chemicals Inc. and Sterling Chemicals, Inc., as amended.

4.	Amended and Restated Product Supply Agreement, dated January 1, 2006 between Praxair Hydrogen Supply, Inc. and Sterling Chemicals, Inc., as amended by Second Amendment to Utilities Agreement dated as of July 1, 2006, as amended.

5.	Acetic Acid Technology Agreement, dated December 30, 1997, among Sterling Chemicals, Inc., BP Chemicals, Ltd., BP Chemicals Inc. and Sterling Chemicals, Inc.

ANNEX I
to Security Agreement
SUPPLEMENT NO. ___ TO SECURITY AGREEMENT
     THIS SUPPLEMENT NO. ___, dated as of                     , ___(this “Supplement”), to the Security Agreement, dated as of March 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement’’), among Sterling Chemicals, Inc., a Delaware corporation (the “Company”), Sterling Chemicals Energy, Inc., a Delaware corporation (“Energy”) and each other Person (such capitalized term and all other capitalized terms being used herein with the meanings provided, or incorporated by reference, in the Security Agreement) which from time to time thereafter became a party thereto pursuant to Section 7.9 thereof (each such Person and Energy is individually referred to herein as a “Guarantor”, and collectively as the “Guarantors” and, together with the Company, the “Grantors”), and U. S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as Collateral Agent for each of the Secured Parties, is made by                     , a[n]                                           (the “Additional Grantor”).
RECITALS:
     A. Pursuant to an Indenture, dated as of March 29, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”), among the Company, Energy and U.S. Bank, as Collateral Agent and as trustee (in such capacity, the “Trustee”), the Company has on such date issued $150,000,000 of its 10 1/4% Senior Secured Notes due 2015 (together with any exchange notes and additional notes that may be issued by the Company from time to time thereunder and any other 10 1/4% Senior Secured Notes due 2015 issued in replacement or substitution therefor, the “Notes”).
     B. The Additional Grantor desires to secure its Secured Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, Liens on the Collateral as set forth herein.
     C. The Additional Grantor is required to execute and deliver this Supplement pursuant to the Indenture.
     D. The Additional Grantor has duly authorized the execution, delivery and performance of this Supplement and the Security Agreement.
     E. It is in the best interest of the Additional Grantor to execute this Supplement inasmuch as the Additional Grantor will derive substantial direct and indirect benefits from the Notes issued from time to time to by the Company pursuant to the Indenture.
     F. The Security Agreement provides that additional parties may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.
Annex I to Security Agreement- Page 1

     G. Pursuant to the provisions of Section 7.9 of the Security Agreement, the Additional Grantor is becoming a Grantor under the Security Agreement.
     H. The Additional Grantor desires to become a Grantor under the Security Agreement in order to induce the Holders to maintain their investment in the Notes as consideration therefor.
     NOW, THEREFORE, the Additional Grantor agrees, for the benefit of each Secured Party, as follows:
     SECTION 1. In accordance with Section 7.9 of the Security Agreement, the Additional Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if it were an original signatory thereto as a Grantor, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by the Additional Grantor or in which the Additional Grantor now has or at any time in the future may acquire any right, title or interest (the “Additional Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:
     (a) all Accounts and all books, other Records and Proceeds with respect thereto;
     (b) all Chattel Paper (including without limitation all Tangible Chattel Paper and Electronic Chattel Paper) and all books, other Records and Proceeds with respect thereto;
     (c) [all Commercial Tort Claims described on Schedule I attached hereto;
     (d)]1 all Deposit Accounts (including all deposits and investments therein and all earnings thereon), and all books, other Records and Proceeds with respect thereto;
     (e) all Documents and all books, other Records and Proceeds with respect thereto;
     (f) all General Intangibles and all books, other Records and Proceeds with respect thereto;
     (g) all Inventory and all books, other Records and Proceeds with respect thereto;
     (h) all Goods and all books, other Records and Proceeds with respect thereto;
     (i) all Instruments and all books, other Records and Proceeds with respect thereto;

[1]	Item to be deleted if the Additional Grantor does not have any Commercial Tort Claims.
Annex I to Security Agreement- Page 2

     (j) all Intellectual Property Collateral and all books, other Records and Proceeds with respect thereto;
     (k) all Investment Property and all books, other Records and Proceeds with respect thereto;
     (l) all Letter-of-Credit Rights and all books, other Records and Proceeds with respect thereto;
     (m) all Equipment and all books, other Records and Proceeds with respect thereto;
     (n) all Receivables not otherwise described above and all books, other Records and Proceeds with respect thereto; and
     (o) all Supporting Obligations and all books, other Records and Proceeds with respect thereto.
     Notwithstanding the foregoing, the “Additional Collateral” shall not include any Excluded Collateral. The Additional Grantor agrees to use commercially reasonable efforts to obtain any such required consent with respect to any material item described in clause (c) of the definition of the term “Excluded Collateral”.
     In furtherance of the foregoing, each reference to a “Grantor” in the Security Agreement shall be deemed to include the Additional Grantor, each reference to “Collateral” in the Security Agreement shall be deemed to include the Additional Collateral, and each Schedule hereto shall be deemed to be included in the Schedules thereto.
     SECTION 2. The Additional Grantor hereby represents and warrants that (i) this Supplement has been duly authorized, executed and delivered by the Additional Grantor and constitutes a legal, valid and binding obligation of the Additional Grantor, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles, (ii) each Schedule attached hereto contains true, correct and complete information with respect to the matters set forth therein, and (iii) all representations and warranties set forth in Article III of the Security Agreement, as supplemented hereby to incorporate each Schedule hereto, are true and correct in all respects as to the Additional Grantor.
     SECTION 3. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect in accordance with its terms.
     SECTION 4. Any provision of this Supplement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of
Annex I to Security Agreement- Page 3

such prohibition or unenforceability without invalidating the remaining provisions of this Supplement or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 5. Without limiting the provisions of the Indenture (or any other Indenture Document, including the Security Agreement), the Additional Grantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including reasonable attorneys’ fees and expenses of the Collateral Agent.
     SECTION 6. THIS SUPPLEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     SECTION 7. This Supplement hereby incorporates by reference the provisions of the Security Agreement, which provisions are deemed to be a part hereof, and this Supplement shall be deemed to be a part of the Security Agreement.
     SECTION 8. This Supplement may be executed in several counterparts and by facsimile or other electronic transmission, each of which shall be deemed to be an original (whether such counterpart is originally executed or a facsimile or other electronic transmission copy of a counterpart that is originally executed) and all of which shall constitute together but one and the same agreement. This Supplement shall become effective and binding as of the date first above written when a counterpart hereof executed on behalf of the Additional Grantor shall have been received by the Collateral Agent.
Annex I to Security Agreement- Page 4

     IN WITNESS WHEREOF, the Additional Grantor has caused this Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF ADDITIONAL GRANTOR]

By
Name:
Title:
ACKNOWLEDGED AND ACCEPTED BY:
U. S. BANK NATIONAL ASSOCIATION,
as Collateral Agent, on behalf of the
Secured Parties

By
Name:
Title:
Annex I to Security Agreement- Page 5

[SCHEDULE I
to Supplement No. __
to Security Agreement
([NAME OF ADDITIONAL GRANTOR])
Commercial Tort Claims]2

[2]	This Schedule to be deleted if the Additional Grantor does not have any Commercial Tort Claims

SCHEDULE [I][II]
to Supplement No. __
to Security Agreement
([NAME OF ADDITIONAL GRANTOR])
Perfection Information for Additional Grantor
     1. Names and Business Qualifications. (a) The exact name (as such name appears in the certificate of incorporation or similar organizational document of the Additional Grantor), jurisdiction of organization, and organizational identification number of the Additional Grantor, and each jurisdiction in which the Additional Grantor is qualified to conduct business as a foreign entity, are as follows:

Jurisdictions Where
		Organizational	Qualified to Transact
	Jurisdiction of	Identification	Business as a Foreign
Name	Incorporation	Number	Corporation

          (b) Set forth below is each other name that the Additional Grantor has had since its organization, together with the date of the relevant change:
          (c) Except as set forth below, the Additional Grantor has not changed its identity or organizational structure in any way within the past five years.
          (d) The following is a list of all other names (including trade names or similar appellations) used by the Additional Grantor or any of its divisions or other business units at any time during the past five years:
     2. Taxpayer Identification Numbers. The exact taxpayer identification number of the Additional Grantor is as follows:
     3. Current Locations. (a) The chief executive office of the Additional Grantor is located at the following address:
          (b) The following are all locations where the Additional Grantor maintains any chattel paper or any books or records relating to any accounts receivable:

     (c) The following are all locations where the Additional Grantor maintains any deposit account, securities account or other bank account:
     (d) The following is a list of all real property owned or leased by the Additional Grantor (identify: the complete address and county of all such real property; whether such property is owned or leased; if such property is leased, the name and complete address of the lessor of such property; the use and approximate value of such property):
     (e) The following are all the locations (including the addresses) where the Additional Grantor maintains any equipment or inventory not identified above (identify the approximate value of any such equipment or inventory and the nature of such location):
     (f) The following are the names and addresses of all Persons other than the Additional Grantor which have possession of any of the Additional Grantor’s equipment:
     (g) The following are the names and addresses of all Persons other than the Additional Grantor which have possession of the Additional Grantor’s inventory (explain relationship of such Persons to the Additional Grantor, e.g., consignee, etc.):
     4. Intentionally Omitted.
     5. Consigned Inventory. Approximate dollar amount of the Additional Grantor’s inventory consigned to third parties at any time: $                    .
     6. Inventory Located Outside of U.S. Approximate dollar amount of the Additional Grantor’s inventory located outside of the United States at any time: $                    .
     7. Method of Shipment of Inventory. List the methods by which the Additional Grantor’s inventory is shipped to customers (e.g., common carrier, by company owned vehicles, company owned railroad cars, etc.).
     8. Unusual Transactions. The Additional Grantor’s receivables have been originated by the Additional Grantor and the Additional Grantor’s inventory has been acquired by the Additional Grantor in the ordinary course of its business.
     9. Government Contracts. The Additional Grantor is a party to the following Federal, State or local government contracts:
     10. Patents. Below is a list of each patent and patent application in which the Additional Grantor has any interest (whether as owner, licensee or otherwise):
     (a) Nature of interest (e.g., owner, licensee, other);
     (b) Description;

          (c) Registration number;
          (d) Issue date (patent) or date of application (patent application); and
          (e) Country of issuance (patent) or country of application (patent application).
          11. Trademarks. Below is a list of each registered trademark and trademark application in which the Additional Grantor has any interest (whether as owner, licensee or otherwise):
     Registered Trademarks:
          (a) Nature of interest (e.g., owner, licensee, other);
          (b) Registered trademark;
          (c) Registered number;
          (d) Property covered;
          (e) Date of registration;
          (f) Country of registration;
     Trademark Applications:
          (a) Nature of interest (e.g., owner, licensee, other);
          (b) Trademark to which application applies;
          (c) Property covered;
          (d) Date of application; and
          (e) Country of application.
          12. Copyrights. Below is a list of each copyright and copyright application in which the Additional Grantor has any interest (whether as owner, license or otherwise):
     Copyrights:
          (a) Nature of interest (e.g., owner, licensee, other);
          (b) Copyright;
          (c) Copyright number;

          (d) Property covered;
          (e) Date of copyright;
          (f) Docket number; and
          (g) Country of registration.
     Copyright Applications:
          (a) Nature of interest (e.g., owner, licensee, other);
          (b) Copyright to which application applies;
          (c) Property covered;
          (d) Date of application; and
          (e) Country of application.
          13. Investment Property. Below is a list of all securities (whether or not evidenced by a certificate), instruments and other investment property which are in the name of or beneficially owned by the Additional Grantor (identify the issuer and nature of investment property).
          14. Material Contract Rights. Below is a list of all other contract rights, franchises and licenses (other than the real property leases listed above) the cancellation or termination of which could be reasonably expected to have a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, or prospects of the Additional Grantor, (b) the rights and remedies of any Secured Party under any Indenture Document to which the Additional Grantor is a party, or (c) the ability of the Additional Grantor to perform its obligations under the Indenture Documents.